ITEM 5 (A)

                              September 30, 1996



CPI Corp.
1706 Washington Avenue
St. Louis, Missouri  63103

Ladies and Gentlemen:

     Reference is hereby made to that certain Revolving Credit Agreement dated July 13, 1995, by and among CPI Corp. ("Borrower"), the Banks party thereto (collectively, the "Banks") and Mercantile Bank of St. Louis National Association, as agent for the Banks (the "Revolving Credit Agreement"). All capitalized terms used and not otherwise defined in this consent letter shall have the respective meanings ascribed to them in the Revolving Credit Agreement.

     We understand that the Borrower has entered into a Subscription Agreement dated August 8, 1996, by and among Eastman Kodak Company ("Kodak"), Borrower, Consumer Programs Holding, Inc., and Fox Photo, Inc. ("Fox Photo") (the "Subscription Agreement") pursuant to which Fox Photo has agreed to issue to Kodak 1,041 shares of common stock of Fox Photo, representing 51% of the issued and outstanding shares of common stock of Fox Photo, for a total purchase price of $56,100,000.00 (subject to adjustment as set forth in Section 2.3 of the Subscription Agreement). In addition, we understand that Borrower, Consumer Programs Holding, Inc., Fox Photo and Kodak will enter into a Stockholders' Agreement in the form of Exhibit "G" to the Subscription Agreement (the "Stockholders' Agreement") pursuant to which Borrower and Consumer Programs Holding, Inc. will have the obligation under certain circumstances to sell all of the shares of common stock of Fox Photo owned by Consumer Programs Holding, Inc. to Kodak at Kodak's option, and Borrower and Consumer Programs Holding, Inc. will have the right under certain circumstances, at their option, to require Kodak to purchase all of the shares of common stock of Fox Photo owned by Consumer Programs Holding, Inc. As used herein, Subscription Agreement means the Subscription Agreement filed as an Exhibit to Borrower's Current Report on Form 8-K dated August 8, 1996.

     Pursuant to Borrower's request, and notwithstanding the provisions of Sections 7.02(g) and 7.02(j) of the Revolving Credit Agreement to the contrary, the Banks hereby consent to
(i) Fox Photo issuing to Kodak 1,041 shares of common stock of Fox Photo, representing 51% of the issued and outstanding shares
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of common stock of Fox Photo, for a total purchase price of
$56,100,000.00 (subject to adjustment as set forth in Section 2.3 of the Subscription Agreement) and (ii) Kodak purchasing all of the shares of common stock of Fox Photo owned by Consumer Programs Holding, Inc. pursuant to the terms of the Subscription Agreement and the Stockholders' Agreement.

     The Banks acknowledge and agree that Kodak has relied and will rely on the provisions of this consent letter in connection with its purchase of shares of common stock of Fox Photo from Fox Photo and Consumer Programs Holding, Inc. and the consummation of the transactions contemplated by the Subscription Agreement and the Stockholders' Agreement. The Banks further acknowledge and agree that so long as Borrower does not directly or indirectly own all of the issued and outstanding shares (other than directors' qualifying shares) of capital stock of Fox Photo, neither Fox Photo nor any subsidiary of Fox Photo will be considered a "Subsidiary" of Borrower for purposes of the Revolving Credit Agreement.

     Except to the extent otherwise expressly set forth in this consent letter, all of the terms, provisions and conditions contained in the Revolving Credit Agreement shall be and remain in full force and effect and the same are hereby ratified and confirmed. This consent letter is not and shall not be construed as a waiver of, or a consent to any noncompliance with, any of the other terms, provisions, conditions or covenants contained in the Revolving Credit Agreement or as a waiver of any Default or Event of Default, if any, existing under the Revolving Credit Agreement as of the date hereof.

     This consent letter shall not be effective unless and until it has been signed by each of the Banks and countersigned by Borrower.

     This consent letter may be executed in any number of counterparts (including telecopy counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           Very truly yours,

                           MERCANTILE BANK OF ST. LOUIS
                           NATIONAL ASSOCIATION

                       By      /s/ Timothy W. Hassler
                               -------------------------------
                       Title:  Assistant Vice President
                               -------------------------------




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                           HARRIS TRUST AND SAVINGS BANK

                       By      /s/ Emily L. Burt
                               -------------------------------
                               Emily L. Burt
                       Title:  Vice President
                               -------------------------------

                           THE SUMITOMO BANK, LIMITED

                       By       /s/ Jayleen R. P. Hague
                               -------------------------------
                               Jayleen R. P. Hague
                       Title:  Vice President
                               -------------------------------
                       By      /s/ Teresa A. Lekich
                               -------------------------------
                               Teresa A. Lekich
                       Title:  Vice President
                               -------------------------------

     Acknowledged and agreed to this 02 day of October, 1996.

                           CPI CORP.

                       By       /s/ Barry Arthur
                               -------------------------------
                       Title:  Treasurer/Chief Financial Officer
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